Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2009 (except Notes 8 and 9, as to which the date is August 14, 2009), in Post-effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-150595) and related Prospectus of OXiGENE, Inc. for the registration of 5,323,435 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
August 14, 2009